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                                                                    EXHIBIT 3.1


                          Certificate of Incorporation
                                       of
                                 1st Step, Inc.
                        _______________________________

         FIRST: The name of the Corporation is 1st Step, Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of its registered agent at such address is Paracorp Incorporated.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Corporation Law").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares with a par value of one-tenth of one cent ($0.001) per share and shall be designated as "Common Shares".

         FIFTH: The name and mailing address of the incorporator is Nimish P. Patel, Esq., Pollet & Richardson, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.

         SIXTH: Election of directors need not be by written ballot, except and to the extent the By-Laws of the Corporation shall so provide.

         SEVENTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the By-Laws of the Corporation except as and to the extent provided in the By-Laws and subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to make additional By-Laws and to alter and repeal By-Laws made by the Board of Directors.

         EIGHTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), may, at the option of the Board of Directors, be indemnified by the Corporation to the fullest extent then permitted by Section 145 of the General Corporate Law of the State of Delaware, as the same may be amended and supplemented from time to time, against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him or her in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters that antedate the adoption of this Article EIGHTH. Such right of indemnification, if any, shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

         NINTH: To the fullest extent permitted by Paragraph (7) of Subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, no director of the Corporation shall be liable to the Corporation or any of its


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stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the directors
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derives an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other taxes assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provision of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations of the liability of directors of the Corporation, as such, whether such limitations arise under or are created by any law, rule, regulation, by-laws, agreement, vote of shareholders or disinterested directors, or otherwise.

         IN WITNESS WHEREOF, I have made, signed, and sealed this Certificate of Incorporation this 6th day of February, 2002.



                                    /s/ Nimish Patel
                                    ------------------------------------
                                    Nimish Patel, Esq., Incorporator


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